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                                                     EXHIBIT 5(A)
                     Form of Opinion of
                     H. T. Arthur, Esq.
                   Counsel to the Company


                          October 10, 1997



South Carolina Electric & Gas Company
1426 Main Street
Columbia, South Carolina  29201

SCE&G Trust I
c/o South Carolina Electric & Gas Company
1426 Main Street
Columbia, South Carolina  29201

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of (i) $50,000,000 aggregate liquidation amount of trust preferred securities representing preferred undivided beneficial interests (the "Trust Preferred Securities") in the assets of SCE&G Trust I (the "Trust"), (ii) $50,000,000 aggregate principal amount of junior subordinated deferrable interest debentures (the "Debentures") to be issued by South Carolina Electric & Gas Company (the "Corporation") and (iii) the Guarantee Agreement with respect to the Trust Preferred Securities (the "Guarantee"), to be issued by the Corporation, I, as General Counsel to the Corporation, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, I advise you that, in my opinion that when (i) the Registration Statement has become effective under the Act, the indenture (the "Indenture") relating to the Debentures has been duly authorized, executed and delivered, the terms of the Debentures and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, the Debentures have been duly executed and authenticated in accordance with the Indenture, the Debentures have been issued and sold as contemplated in the Registration



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Statement, the terms of the Guarantee and of its issuance have been duly  established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, and the Guarantee has been duly authorized, executed and delivered by the Corporation, (ii) each of the Debentures and the Guarantee will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of South Carolina, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     Also, I have relied as to certain matters on information obtained from public officials, officers of the Corporation and the Trust and other sources believed by me to be responsible.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                               Very truly yours,

                               s/H. T. Arthur
                               H. T. Arthur
                               General Counsel, South Carolina
                               Electric & Gas Company



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